UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 29, 2010

ZST Digital Networks, Inc.
_____________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52934	20-8057756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

206 Tongbo Street, Boyaxicheng Second Floor Zhengzhou City, Henan Province People’s Republic of China 450007
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 371-6771-6850

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 29, 2010, the principal operating subsidiary of ZST Digital Networks, Inc., Zhengzhou Shenyang Technology Co., Ltd (“Zhengzhou ZST”), entered into a purchase agreement for the third and fourth floors of ITC Kung Kuan with Zhengzhou Zhong Xing Real Estate Co., Ltd (the “Seller”), effective as of December 29, 2010.  Under the agreement, the Zhengzhou ZST agreed to purchase the third and fourth floors of a building for office space located in Zhengzhou City of Henan Province for a total purchase price of approximately RMB51.8 million, which is equal to approximately US$7.8 million.  The purchased area is approximately 2,880 square meters.  Additionally, the Seller agreed to deliver to Zhengzhou ZST the floors of the building before May 18, 2011 and Zhengzhou ZST will make payment of the total amount due within seven days of the date of the agreement.

The agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits.

Exhibit Number	Description
10.1
Purchase Agreement dated December 29, 2010 for 3rd-4th Floors (Commercial House) of ITC Kung Kuan entered into by and between Zhengzhou Shenyang Technology Co., Ltd and Zhengzhou Zhong Xing Real Estate Co., Ltd (translated to English).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZST Digital Networks, Inc.

Dated: January 5, 2011	By:	/s/ John Chen
	Name:	John Chen
	Title:	Chief Financial Officer